                                  EXHIBIT 99.1

                   FOR INCLUSION IN NEW VALLEY CORPORATION'S
               CURRENT REPORT ON FORM 8-K DATED JANUARY 31, 1997

                                CONTACT: GEORGE SARD/ANNA CORDASCO/PAUL CAMINITI
                                         SARD VERBINNEN & CO.
                                         212/687-8080



        NEW VALLEY PURCHASES RUSSIAN REAL ESTATE DEVELOPMENT COMPANY

           ALSO NEGOTIATING JOINT VENTURE WITH CITY OF MOSCOW FOR
            $175 MILLION RENOVATION OF THE HISTORIC MOSKVA HOTEL

--------------------------------------------------------------------------------

     MIAMI, FL, JANUARY 31, 1997 -- New Valley Corporation (OTC: NVYL) announced today that it has acquired BrookeMil Ltd., a real estate development company in Russia that owns a major Moscow office project, from Brooke Group Ltd. (NYSE:BGL) for $55 million.

     BrookeMil is developing a three-phase complex on 2.2 acres of land in downtown Moscow, for which it has a 98-year lease. In 1993, the first phase of the project, Ducat Place I, a 46,500 sq. ft. Class-A office building, was successfully built and leased. Tenants include Citicorp, the G-7 Group of Nations and the European Bank for Reconstruction and Development. In 1995, BrookeMil began construction of Ducat Place II, a premier 150,000 sq. ft. office building. Ducat Place II has already been pre-leased to a number of leading international companies including Motorola, Lukoil-Arco and Morgan Stanley. The third phase, Ducat Place III, is planned as a 400,000 sq. ft. mixed-use complex, with construction set to begin in 1998.

     New Valley paid $21.5 million in cash and $33.5 million in a 9% promissory note for BrookeMil, due within one year. The transaction was approved by the independent members of the Board of Directors of New Valley, which retained independent legal counsel and financial advisors.

     "This is a logical acquisition for New Valley that expands its real estate business to Russia, where BrookeMil is very well positioned," said Bennett S. LeBow, Chairman and CEO of New Valley. "Ducat Place is already the leading western-style commercial complex in Moscow with a host of blue-chip foreign tenants. We believe Ducat Place III has even greater potential."

     New Valley also announced that it is currently negotiating a joint venture with the City of Moscow and Donald Trump for a $175 million renovation of the Moskva Hotel, across from the Kremlin in the heart of Moscow. The venture expects to create the premier hotel in Russia, including 600 guest rooms, 200 private condominiums, a convention center, banquet halls, retail shops and extensive public space. The renovation is expected to be completed within 18-24 months.

                                     -more-

     New Valley and its partners would have majority ownership of the Moskva Hotel, with the City of Moscow receiving a minority of the equity. The New Valley investor group would finance the project through equity contributions and debt financing.

     "In partnership with the City of Moscow, we will transform one of Russia's landmarks into an elegant international hotel and residence," added LeBow. "We will be able to capitalize on BrookeMil's experience in leading construction projects in Moscow to expedite the revitalization of the Moskva Hotel."

     New Valley, which is approximately 42% owned by Brooke Group, is principally engaged in commercial real estate through its New Valley Realty division and in investment banking and brokerage through Ladenburg, Thalmann & Co. Inc.
                                      ###

                                      -2-